Exhibit 10.66

EXECUTION COPY

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) dated as of January 14, 2010, is entered into by and between Generac Power Systems, Inc. (the “Company”) and Dawn Tabat (“Executive”).

WHEREAS, the Company and Executive are party to that certain Employment Agreement dated as of November 10, 2006 (the “Agreement”); and

WHEREAS, the Company desires that Executive continue to serve as the Chief Operating Officer of the Company and Executive desires to continue to serve the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Employee hereby amend the Agreement as follows:

1.             Wherever it is used in the Agreement, the defined term “Board” shall refer to the Board of Directors of Generac Holdings Inc., and not to the Board of Directors of the Company.

2.             Notwithstanding anything to the contrary, wherever it is used in the Agreement, the defined term “Non-Competition Agreement” shall mean the confidentiality, non-competition and intellectual property agreement dated as of November 10, 2006 by and between the Company and Executive.

3              Section 1(b) of the Agreement is hereby amended by changing “one or more subsidiaries of the Company” to “the Company or its parent entities” where the former appears in such Section.

4.             Section 1(c) of the Agreement is hereby amended by adding the words “and parent entities” immediately following the word “subsidiaries” where the later appears in such Section.

5.             Section 4(a)(iv)(A) of the Agreement is hereby deleted in its entirety and replaced with the following clause:

(A)          a reduction, in excess of five percent (5%), of Executive’s Base Salary as in effect from time to time or target Annual Bonus opportunity, excluding across the board reductions affecting all senior executives of the Company;

6.             Section 4(a)(iv)(B) of the Agreement is hereby amended by adding the words “within ninety (90) days of the occurrence of such diminution and” between the words “delivered” and “in” where they appear in such Section.

7.             Section 5 of the Agreement is hereby amended by changing “as soon as practicable” to “within thirty (30) days” in each instance where the former appears in such Section.

8.             The following sentence is hereby added to the end of Section 5(d) of the Agreement:

Notwithstanding the foregoing, in the event that the Company is prohibited from providing any of the Continued Benefits pursuant to the terms of such programs or applicable law, the Company shall reimburse Executive (or her surviving spouse and dependants if applicable) for the cost of obtaining comparable coverage.

9.             The following paragraph is hereby added as a new Section 5(e) of the Agreement:

Execution of Release. Notwithstanding anything to the contrary, all payments and benefits provided pursuant to Section 5(c) and Section 5(d) hereof, other than accrued but unpaid Base Salary and vacation pay through the Termination Date, shall be subject to Executive executing an effective Release within sixty (60) days following the Termination Date and Executive’s continued compliance with the Non-Competition Agreement. For avoidance of a doubt, payment of unpaid Base Salary and vacation pay through the Termination Date (if any) shall not be subject to the execution of an effective Release.

10.           Section 20 of the Agreement is hereby deleted in its entirety and replaced with the following paragraphs:

(a)           Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s Termination Date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six (6) month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by Executive during such six (6) month period promptly after its conclusion.

(b)           Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments

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payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A.

(c)           Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)           Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)           Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)            Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

11.           The first sentence of the third paragraph of Exhibit A is hereby amended by changing “It is further understood and agreed that you are waiving any right to initiate an action in state or federal court” to “Your understand and agree that this Release is intended to include all claims” where the former appears in such paragraph.

12.           The first sentence of the fourth paragraph of Exhibit A is hereby deleted in its entirety.

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13.           Section 21(a) of Exhibit B is hereby amended by deleting “without the prior consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information), under any circumstances where Confidential Information so disclosed or used is reasonably likely to be used anywhere on behalf of any Competitive Business” where it appears in such Section.

14.           Section 21(d) of Exhibit B is hereby amended by adding “or Trade Secrets” after “Confidential Information” in each instance where the later appears in such Section.

15.           All other provisions of the Agreement not specifically amended in this Amendment shall remain in full force and effect.

16.           This Amendment may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment, as of the date first written above.

GENERAC POWER SYSTEMS, INC.

By:	/s/ Aaron Jagdfeld
Name:	Aaron Jagdfeld
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Dawn Tabat
Name:	Dawn Tabat

SIGNATURE PAGE TO
D TABAT EMPLOYMENT AGREEMENT AMENDMENT

Exhibit B

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENT (this “Non-Competition Agreement”), dated as of November 10, 2006 (the “Effective Date”), by and between GENERAC POWER SYSTEMS, INC. (together with its successors, assigns and affiliates, the “Company”) and Dawn Tabat (“Executive”).

WHEREAS, Executive has entered into an employment agreement dated as of the date hereof with the Company (the “Employment Agreement”). In connection with her performance of her duties and obligations under the Employment Agreement, Executive has and will receive specific confidential information relating to the business of the Company, which confidential information is necessary to enable Executive to perform Executive’s duties. Executive will play a significant role in the development and management of the businesses of the Company and has and will be entrusted with the Company’s confidential information relating to the Company, the Company’s customers, suppliers, subcontractors, employees and others.

WHEREAS, it is a condition to the execution of the Employment Agreement, dated as of the date hereof, by and between Executive and the Company, that Executive execute and deliver this Non-Competition Agreement simultaneously with the execution and delivery of that agreement.

WHEREAS, it is a condition to the execution of the Restricted Stock Agreement, dated as of the date hereof, by and between Executive and the Company, that Executive execute and deliver this Non-Competition Agreement simultaneously with the execution and delivery of that agreement.

WHEREAS, it is a condition to the execution of the Management Subscription and Stock Purchase Agreement, dated as of the date hereof, by and between Executive and the Company, that Executive execute and deliver this Non-Competition Agreement simultaneously with the execution and delivery of that agreement.

WHEREAS, in partial consideration of the payments received by Executive under that certain Agreement and Plan of Merger, dated September 13, 2006, by and among the Executive, the Company and the other parties thereto, the Executive has agreed to execute and deliver to the Company this Non-Competition Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

21.           Confidentiality.

(a)           Confidential Information. In addition to all duties of loyalty imposed on Executive by law, during the term of Executive’s employment with the Company, and for 18 moths following the termination of such employment for any reason, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company without the prior written consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information), under any circumstances where any Confidential Information so disclosed or used is reasonably likely to be used anywhere on behalf of any Competitive Business.

(b)         Trade Secrets. During his or her employment with the Company, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.

(c)          Procedures. In the event that Executive is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil demand or similar process) to disclose any Confidential Information or Trade Secrets, Executive will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Non-Competition Agreement, and Executive will cooperate with the Company’s efforts to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Non-Competition Agreement, Executive is permitted to furnish that Confidential Information or Trade Secrets which is legally required to be disclosed and will use her reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

As used in this Non-Competition Agreement, all capitalized terms used without definition shall have the meanings ascribed to them in the Employment Agreement. In addition, the following terms have the meanings set forth below:

“Competitive Business” means any corporation, partnership, association, or other person or entity, including but not limited to Executive, (i) which competes directly, or is planning to compete directly, with the Company with respect to the design, development, manufacture, remanufacture, assembly, marketing, sales, or service of standby power products, or any other business of the Company, that was within Executive’s management, operational, marketing, purchasing or sales responsibility, including the responsibility of personnel reporting directly to Executive, or about which Executive received any Confidential Information or Trade Secrets at any time within eighteen (18) months prior to termination of Executive’s employment with the Company, and (ii) which engages or plans to engage in such competition in any state of the United States in which the Company sold or distributed, or actively attempted to sell or to distribute, such products within eighteen (18) months prior to termination of Executive’s employment with the Company.

“Confidential Information” shall mean information related to the Company’s business, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s employment with the Company, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, computer programs and other confidential technical or business information and data. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Non-Competition Agreement or (B) becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates which is not prohibited from disclosing such information to Executive by a legal, contractual or fiduciary obligation to the Company or any other person.

“Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(d)           Executive further agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information. Promptly upon termination of her employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or which contain Confidential Information.

22.         Non-Competition; Non-Solicitation.

(a)           Noncompetition. During the term of Executive’s employment with the Company and for eighteen (18) months following the termination of such employment for any reason, Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business in any capacity in which, in the absence of this Agreement, Confidential Information, Trade Secrets or Goodwill of the Company would reasonably be considered useful.

“Goodwill” means any tendency of customers, distributors, representatives, employees, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with the Company or any Competitive Business with which Executive may be associated, based in whole or in part on past successful relationships with the Company or the lawful efforts of the Company to foster such relationships, and in which Executive, or any personnel reporting directly to Executive, actively participated at any time within eighteen (18) months prior to termination of Executive’s employment with the Company.

(b)           Nonsolicitation. During the term of Executive’s employment with the Company and for eighteen (18) months following the termination of such employment for any reason, Executive shall not, directly or indirectly, on behalf of any Competitive Business, either by himself or by providing substantial assistance to others, solicit to terminate employment with the Company, or to accept or begin employment with or service to any Competitive Business, any employee of the Company whom Executive supervised or about whom Executive gained Confidential Information at any time during the last eighteen (18) months of Executive’s employment with the Company.

23.           No Right to Continued Employment. Nothing in this Non-Competition Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of the Employment Agreement, are hereby reserved, to discharge Executive at any time for any reason whatsoever, with or without cause.

24.           No Conflicting Agreements. Executive warrants that Executive is not bound by the terms of a confidentiality agreement, non-competition or other agreement with a third party that would conflict with Executive’s obligations hereunder.

25.           Remedies.

(a)           In the event of breach or threatened breach by Executive of any provision hereof, the Company shall be entitled to seek temporary or preliminary injunctive relief or other equitable relief to which either of them may be entitled, without the posting of any bond or other security.

(b)           The period of time during which the restrictions set forth in Section 2(a) hereof will be in effect will be extended by the length of time during which Executive is in breach of the terms of those provisions as finally determined by an arbitrator or any court of competent jurisdiction.

26.         Successors and Assigns. This Non-Competition Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and inure to the benefit of the Company and its successors and assigns, including without limitation any entity to which substantially all of the assets or the business of either of the Company are sold or transferred. The obligations of Executive are personal to Executive and shall not be assigned by Executive.

27.         Severability. It is expressly agreed that if any restrictions set forth in this Non-Competition Agreement are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining provisions herein contained shall, to the greatest extent permissible under applicable law, nevertheless, remain effective, and this Non-Competition Agreement, or any portion hereof, shall, to the extent permitted by applicable law, be considered to be amended, so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable and, in such event, the covenants shall be enforced to the extent so permitted and the remaining provisions shall be unaffected thereby. In such event, the parties hereto agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such unreasonable provision in order to carry out the intent of this Non-Competition Agreement insofar as possible and to render this Non-Competition Agreement enforceable in all respects as so modified. The covenants contained in this Section 7 shall be construed to extend to separate jurisdictions or sub-jurisdictions of the United States in which the Company, during the term of Executive’s employment, have been or are engaged in business, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any jurisdiction, said covenant shall not be affected thereby with respect to each other jurisdiction, such covenants with respect to each jurisdiction being construed as severable and independent. The restrictive covenant provisions of this Non-Competition Agreement shall govern to the extent there is any conflict between their terms and the terms of any other agreement or understanding with the Company.

28.         Notices. Any notice required or permitted to be given under this Non-Competition Agreement shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company:

Generac Power Systems, Inc.

P.O. Box 295

Waukesha, WI 53187

Attention: Chief Executive Officer

with a copy to:

GPS CCMP Acquisition Corp.

c/o CCMP Capital Advisors, LLC

245 Park Avenue, 16th floor

New York, New York 10167

Attn: Stephen Murray

If to the Executive, to her at her most recent address in the Company’s records.

29.         Amendment. No provision of this Non-Competition Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

30.         Entire Agreement. This Non-Competition Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, however, if any portion of this Non-Competition Agreement is determined to be unenforceable by a court of law, then solely the appropriate conflicting provisions of any other agreement binding upon Executive shall control.

31.         Waiver, etc. The failure of the Company to enforce at any time any of the provisions of this Non-Competition Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Non-Competition Agreement or any provision hereof or the right of the Company to enforce thereafter each and every provision of this Non-Competition Agreement. No waiver of any breach of any of the provisions of this Non-Competition Agreement by the Company shall be effective unless set forth in a written instrument executed by the Company, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

32.         Applicable Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

33.         Enforcement. If any party shall institute legal action to enforce or interpret the terms and conditions of this Non-Competition Agreement or to collect any monies hereunder, venue for any such action shall be the State Wisconsin. Each party irrevocably consents to the jurisdiction of the courts located in the State of Wisconsin for all suits or actions arising out of this Non-Competition Agreement. Each party hereto waives to the fullest extent possible, the defense of an inconvenient forum, and each agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Non-Competition Agreement to be executed as of the day written above.

GENERAC POWER SYSTEMS, INC.

/s/ William Treffert
Name: William Treffert
Title: Chief Executive Officer

EXECUTIVE:

/s/ Dawn Tabat
Name: Dawn Tabat